Exhibit 99.1

COMPANY CONTACTS: Diane Morefield EVP & Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740

Jonathan Stanner SVP, Capital Markets, Acquisitions & Treasurer Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 18, 2014

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES AGREEMENT TO ACQUIRE THE FOUR SEASONS RESORT SCOTTSDALE AT TROON NORTH
CHICAGO – November 18, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the Company has signed an agreement to acquire the Four Seasons Resort Scottsdale at Troon North from an affiliate of Walton Street Capital, L.L.C. for $140.0 million, which includes 13.8-acres of developable land zoned for an additional 88 hotels keys and potential incremental residential usage. Management has valued the land parcels at $6.0 million. The acquisition, which is expected to close during the fourth quarter of 2014, remains subject to customary due diligence, closing conditions and working capital adjustments.
The 210-guestroom, AAA Five Diamond destination resort is located on approximately 40-acres in the northern region of Scottsdale, Arizona. The hotel features 22 suites, 24,000 square feet of indoor meeting space, a 14-treatment room spa, four food and beverage outlets and contractual access to 36 holes of championship golf at the adjacent Troon North Golf Club. Four Seasons will continue to manage the property subsequent to the closing of the acquisition.
The Company forecasts the property will contribute approximately $10.0 million of EBITDA and $8.0 million of NOI in 2015. The purchase price, net of the allocated land value, represents a 13.4 times multiple on forecasted 2015 EBITDA and a 6.0 percent capitalization rate on forecasted 2015 NOI.
“We are thrilled to be acquiring the Four Seasons at Troon North, a preeminent luxury resort located in the exclusive Troon North development in Scottsdale, Arizona, and expanding our presence in this market characterized by high demand and constrained supply,” commented Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc.  “The resort is poised to continue to benefit from the positive Scottsdale market dynamics and includes significant value-enhancing opportunities to hotel operations and potentially through the future addition of hotel keys and amenities on two vacant and entitled adjacent parcels of land. We have long enjoyed a successful relationship with the Four Seasons, one of the world’s premiere luxury lodging brands, and we are excited to begin this new chapter with the Four Seasons at Troon North.”

About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,865 rooms and 835,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at
http://www.strategichotels.com.

About Walton Street Capital
Walton Street Capital, L.L.C. ("Walton Street") is a private equity real estate investment firm based in Chicago.  Since its founding in 1994, affiliates of Walton Street have received total equity commitments of over $8.3 billion from public and corporate pension plans, foreign institutions, insurance companies and banks, endowments and foundations, trusts, and high net worth individuals.  Through its affiliates, Walton Street has invested and/or committed to invest $7.5 billion of equity in more than 275 separate transactions in U.S. and international real estate, including the development and acquisition of office, hotel, retail, industrial, multi-family, for-sale residential, senior and student housing, gaming and other assets through both individual, portfolio and company-level transactions with a gross asset cost of over $21 billion.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain, refinance or extend maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.